Exhibit 3-a

Filed in the Office of	Record Number E0270812006-3
FVAguilar	Filing Number F202609150544
Secretary of State State Of Nevada	Filed On 09/15/2026 10:02 AM
	Number of Pages 3

FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Profit Corporation:

Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390)
Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403)
Officer's Statement (PURSUANT TO NRS 80.030)

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity as on file with the Nevada Secretary of State: Bryn Inc. Entity or Nevada Business Identification Number (NVID): NV20061631956
2. Restated or Amended and Restated Articles: (Select one) (If amending and restating only, complete section 1,2 3, 5 and 6)	☐ Certificate to Accompany Restated Articles or Amended and Restated Articles ☐ Restated Articles - No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on: ____ The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate. ☐ Amended and Restated Articles * Restated or Amended and Restated Articles must be included with this filing type.
3. Type of Amendment Filing Being Completed: (Select only one box) (If amending, complete section 1, 3, 5 and 6.)	☐ Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.380 - Before Issuance of Stock) The undersigned declare that they constitute at least two-thirds of the following: (Check only one box) ☐ incorporators ☐ board of directors The undersigned affirmatively declare that to the date of this certificate, no stock of the corporation has been issued
	☒ Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock) The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 84.7% Or ☐ No action by stockholders is required, name change only.
	☐ Officer's Statement (foreign qualified entities only) - Name in home state, if using a modified name in Nevada: ____ Jurisdiction of formation: ____ Changes to takes the following effect: ☐ The entity name has been amended. ☐ Dissolution ☐ The purpose of the entity has been amended. ☐ Merger ☐ The authorized shares have been amended. ☐ Conversion ☐ Other: (specify changes) ____ * Officer's Statement must be submitted with either a certified copy of or a certificate evidencing the filing of any document, amendatory or otherwise, relating to the original articles in the place of the corporations creation.

This form must be accompanied by appropriate fees.

FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Profit Corporation:
Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390)
Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403)
Officer's Statement (PURSUANT TO NRS 80.030)

4. Effective Date and Time: (Optional)	Date: September 23, 2026 Time: 6:00 P.M. PDT (must not be later than 90 days after the certificate is filed)
5. Information Being Changed: (Domestic corporations only)	Changes to takes the following effect: ☒ The entity name has been amended. ☐ The registered agent has been changed. (attach Certificate of Acceptance from new registered agent) ☐ The purpose of the entity has been amended. ☐ The authorized shares have been amended. ☐ The directors, managers or general partners have been amended. ☐ IRS tax language has been added. ☒ Articles have been added. ☐ Articles have been deleted. ☐ Other. The articles have been amended as follows: (provide article numbers, if available) Article I of the Articles of Incorporation is (see additional information below) (attach additional page(s) if necessary)
6. Signature: (Required)	X [signature] Chief Executive Officer Signature of Officer or Authorized Signer Title X ____________ Signature of Officer or Authorized Signer Title *If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

Please include any required or optional information in space below:
(attach additional page(s) if necessary)

Article I of the Articles of Incorporation is hereby amended to recite that the name of the entity is: MEDO Technologies, Inc.

Article III Section b of the Articles of Incorporation is hereby amended to add Section b-1 as follows:

(see additional information annexed hereto)

This form must be accompanied by appropriate fees.

BRYN INC.

Certificate of Amendment of Articles of Incorporation

Additional Information

Article 3 of the Articles of Incorporation is hereby amended by the addition of the following:

(b-1) Effective on September 23, 2026 at 6:00 P.M. PDT (the "Effective Time"), each one hundred thousand (100,000) shares of the Corporation's Common Stock, $0.001 par value (the "Common Stock"), issued and outstanding or held as treasury stock at such time shall, without further action on the part of the Corporation or holder thereof, be combined into one (1) validly issued, fully paid, and non-assessable share of Common Stock (the "Reverse Stock Split"), subject to the treatment of fractional share interests as describe below. The par value of the Common Stock following the Reverse Stock Split shall remain at $0.001 per share. No fractional shares shall be issued upon the Reverse Stock Split. To each holder of record prior to the Reverse Stock Split of fewer than one hundred thousand (100,000) shares of Common Stock the Corporation shall pay in cash seven hundred thousandths of a cent ($0.00007) for each share of Common Stock held by that holder before the Reverse Stock Split, and that holder shall cease to be a shareholder of the Corporation. To each holder of record of more than one hundred thousand (100,000) shares of Common Stock prior to the Reverse Stock Split, the Corporation shall round up to the next whole share any fractional share that would otherwise result from the Reverse Stock Split. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (an "Old Certificate") shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to elimination of fractional share interests as described above.

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